FOR IMMEDIATE RELEASE

CONTACT:	Debbie Koopman
		(630) 769-2596
		Debbie_Koopman@spgl.com


The Spiegel Group Announces New President and CEO of Spiegel Catalog, Inc.


DOWNERS GROVE, Ill. - December 15, 2000 - Spiegel, Inc. (The Spiegel Group) today announced that Melissa Payner has been appointed president and chief executive officer of Spiegel Catalog, Inc. (Spiegel), succeeding John Irvin.

Payner, 42, joined Spiegel in April 1997 as vice president of merchandising and has played an integral role in the division's dramatic turnaround. Most recently, she served as senior vice president responsible for all merchandising and advertising creative for the company. She also is a member of the Spiegel, Inc. board of directors. Payner's experience spans more than 20 years during which she has held a variety of retail and catalog merchandising positions.

Irvin, 53, joined Spiegel in 1996 and has resigned to pursue other interests. He also has resigned as a director of the company.

The Spiegel Group (Spiegel, Inc.) is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, more than 550 specialty retail and outlet stores and eight e-commerce sites (eddiebauer.com, eddiebauerhome.com, eddiebauerkids.com, eddiebaueroutlet.com, eddiebauerb2b.com, newport-news.com, spiegel.com, and ultimate-outlet.com). The Spiegel Group's businesses include Eddie Bauer, Newport News, Spiegel and First Consumers National Bank. The company's Class A Non-Voting Common Stock trades on the NASDAQ National Market System under the ticker symbol: SPGLA. Investor relations information is available on The Spiegel Group web site (thespiegelgroup.com).

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